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                                                                    Exhibit 4.12
FLEET NATIONAL BANK                                               LOAN AGREEMENT


        THIS AGREEMENT made this 28th day of June, 2002, by and between General Scanning, Inc. ("General Scanning"), a Massachusetts corporation and GSI Lumonics Corporation ("GSI"), a Michigan corporation, each with an address and principal place of business at 39 Manning Road, Billerica, Massachusetts (each and together, hereinafter called the "Borrower") and Fleet National Bank, a national banking organization organized and existing under the laws of the United States of America, with a usual place of business at 100 Federal Street, Boston, Massachusetts (hereinafter called the "Bank").

                              W I T N E S S E T H :

        The following constitutes the agreement of the parties:

                                    SECTION 1

                     AMOUNT AND TERMS OF CREDIT AND INTEREST

                               THE REVOLVING LOAN

        1.1 Subject to the terms and conditions of this Agreement, the Bank hereby establishes a revolving line of credit of up to $8,000,000.00 (the "Revolving Loan") to be advanced as hereinafter provided. The Bank may, in its discretion, from time to time, make advances or issue letters of credit for which a fee of one (1.0%) percent (i.e. one hundred basis points) shall be charged for Standby Letters of Credit (such Standby Letters of Credit not to exceed the aggregate amount of $3,000,000.00) comprising the Revolving Loan, all of which shall be called "Loans" hereunder to the Borrower upon the Borrower's request; provided, however, that no advance will be made if or letter of credit issued, after giving effect to the Borrower's request for such advance or Letter of Credit, the outstanding principal balance of the Revolving Loan would exceed the lesser of:

        (a)     $8,000,000.00 (the "Credit Limit") or

        (b) eighty (80%) of the face or fair market value at the time of such determination, as reported in any widely distributed standard price quotation or, in the absence of such a quotation, as reasonably determined by Bank of the marketable securities or other investment vehicles held at the Bank in the name of the Borrower and pledged to the Bank, as determined by Bank; minus

        (c) one hundred (100%) percent of the aggregate amount then undrawn on all standby Letters of Credit and acceptances pursuant to this Agreement for the account of the Borrower ((b) minus (c) is hereinafter called the "Borrowing Base.")

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        1.2     Interest on advances under the Revolving Loan shall be payable monthly in arrears commencing on the first day of the first month next succeeding the date hereof at the rates set forth in the Revolving Note (as defined herein). Interest shall be computed on the basis of a 360-day year, for the actual number of days elapsed. Default interest shall be charged in accordance with the terms of the Revolving Note (as defined herein).

        1.3 The principal balance of the Revolving Loan shall be payable on the Termination Date (as defined below). On any date on which a payment of interest or principal is due hereunder, the Bank may charge the Borrower's demand deposit account(s) with the amount thereof. The failure of the Bank so to charge such account shall not relieve the Borrower of its obligations to make payments hereunder.

        1.4 As evidence of the Borrower's obligations under the Revolving Loan, the Borrower shall execute and deliver to the Bank a Secured Revolving Time Note (the "Revolving Note") of even date herewith.

        1.5 The Bank need not enter payments of interest and principal upon the Revolving Note but may maintain a record thereof on a separate ledger maintained by the Bank.

        1.6 No advance under the Revolving Loan will be made after June 27, 2003 (the "Expiration Date"), or the date demand for payment is made, whichever is sooner, and the entire unpaid principal balance of the Revolving Loan, together with all unpaid interest accrued thereon and all accrued and unpaid fees, if any, shall be due and payable without notice or demand on June 27, 2003 (the "Termination Date") if demand for payment is not sooner made.

        1.7 Prior to the close of the Bank's business on the Expiration Date, the Borrower may repay, in whole or in part, the principal amount of the Revolving Loan and may, in the Bank's discretion, reborrow any such amounts repaid, all in accordance with this Section 1. If, at any time, the unpaid principal balance of the Revolving Loan exceeds the Borrowing Base or the Credit Limit, the Borrower shall immediately pay to the Bank the amount of such excess without notice or demand.

        1.8 The Bank may, at any time and from time to time, upon the request of the Borrower, but in the Bank's sole and absolute discretion, extend either or both of the Expiration Date and the Termination Date.

        1.9 The Revolving Note is incorporated herein to the same extent as if it was set forth in full in this Agreement.

        1.10 All of the Borrower's obligations to the Bank, of every kind and description, including those arising under this Agreement, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including those arising under any other agreements, instruments or documents executed in conjunction herewith, or whether evidenced by an

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agreement or instrument, including obligations to perform acts and refrain from taking action, as well as obligations to repay the Loans, shall constitute the Borrower's "Liabilities" to the Bank, as the same may be modified, amended, replaced or extended from time to time.

        1.11 If after the date hereof, Bank determines that (i) the adoption of any applicable law, rule, or regulation regarding capital requirements for banks, bank holding companies or trust companies or the subsidiaries thereof,
(ii) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (iii) compliance by Bank or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the rate of return on Bank's capital to a level below that which Bank could have achieved (taking into consideration Bank's and its holding company's policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank's capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank's commitment to make advances pursuant hereto by any amount deemed by Bank to be material:

        (a) Bank shall promptly, after Bank's determination of such occurrence, give notice thereof to Borrower; and

        (b) Borrower shall pay to Bank as an additional fee from time to time, on demand, such amount as Bank certified to be the amount that will compensate Bank for such reduction.

        A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank, and the method by which such amounts were determined. In determining such amount, Bank may use any reasonable averaging and attribution method, commonly used in the industry.

                                    SECTION 2

                         WARRANTIES AND REPRESENTATIONS

        2.1 To induce the Bank to enter into this Loan Agreement and to make the Loans, each Borrower warrants and represents that, as of this date:

        (a) General Scanning Inc. is a duly organized and existing corporation under the laws of the Commonwealth of Massachusetts, GSI is a duly organized and existing corporation under the laws of the State of Michigan and each Borrower is in good standing under the laws of the Commonwealth of Massachusetts.

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        (b)     The Borrower has good and clear record and marketable title to all properties and assets which it purports to own, free and clear of all mortgages, liens, pledges, charges, security interests and encumbrances, other than those being granted to the Bank, if any, and those reflected on Exhibit A attached hereto.

        (c) The Borrower owns and holds or leases or licenses all real, personal and intellectual property necessary to conduct of its current business, including, without limitation, patents, trademarks, service marks, trade names, copyrights and licenses and other rights with respect to the foregoing.

        (d) All books and records of GSI, including, but not limited to, minute books, by-laws and books of account are accurate in all material respects and reflect all material matters and transactions which should currently be reflected therein which would have a material and adverse affect on the business, properties or financial condition of the Borrower.

        (e) The general nature of the Borrower's business is as set forth on Exhibit A attached hereto.

        (f) The Borrower has no subsidiaries and no investments in the stock or securities of any other corporation, firm, trust or other entity, except as set forth on Exhibit A.

        (g) Except as set forth on Exhibit A, there are no actions, suits, investigations or proceedings pending, or to the knowledge of the Borrower threatened, against the Borrower or any of its properties in any court, before any governmental authority, arbitration board, or any other tribunal which, singly or in the aggregate, if decided adversely to the Borrower, would materially and adversely affect the business, properties or financial condition of the Borrower. The Borrower is not, nor by execution and delivery of this Agreement and the performance of its obligations hereunder (with or without the passage of time) will the Borrower be in default with respect to any order of any court, governmental authority, arbitration board or other tribunal, which would materially and adversely affect the business, properties or financial condition of the Borrower.

        (h) The Borrower has furnished to the Bank the financial statements for the time period indicated on Exhibit A attached hereto. Said statements fairly present the condition of the Borrower at the dates thereof, and the statements of operation contained therein fairly present the results of the operations of the Borrower for the periods indicated, all in conformity with generally accepted accounting principles consistently applied.

        (i) Except to the extent reflected or reserved against in the financial statements referred to above, the Borrower, as of the date of said financial statements, had no

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                liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities, due or to become due, or arising out of transactions entered into or any state of facts existing prior thereto, which singly or in the aggregate would materially and adversely affect the business, properties or financial condition of the Borrower.

        (j)     Since the date of the financial statements referred to in
                Section 2.1(i), and except as shown on Exhibit A, there has not been:

                (i) any change in the condition of the Borrower's assets or liabilities, other than changes in its ordinary course of business, none of which has been materially adverse to the business or financial condition of the Borrower, nor has there been any depletion of cash or decrease of working capital which has been materially adverse to the business or financial condition of the Borrower;

                (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Borrower's properties or business; or

                (iii)   any :

                        (1) controversy with any labor organization or employees;

                        (2) claim or controversy involving any federal, state or local governmental agencies; or

                        (3)     other event or condition

                        which would materially and adversely affect the business or properties of the Borrower.

        (k) The Borrower has filed all federal and state income tax returns, excise tax returns, and all other tax returns of every kind and nature which are required to be filed by the Borrower as of the date hereof and has paid all taxes shown to be due on said returns, which failure to file or pay would have a material and adverse affect on the business or properties of the Borrower.

        (l) The Borrower keeps all records concerning its accounts (as said term is defined in the Massachusetts Uniform Commercial Code) and has its chief executive office and principal place of business at the address set forth at the beginning of the Agreement. The Borrower has no other addresses at which the Borrower has an office, conducts business or at which any of the Borrower's property is located except as set forth on Exhibit A.

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        (m)     The execution and delivery of this Agreement, the borrowing by the Borrower as herein provided, the execution and delivery by the Borrower of all instruments, agreements and documents of every kind and nature pursuant hereto and the performance by the Borrower of all of its obligations to the Bank hereunder have been duly authorized by the Board of Directors of the Borrower and, to the extent required by law or otherwise, by the Borrower's stockholders and this Agreement and all instruments, agreements and documents executed pursuant hereto are valid and binding obligations of the Borrower.

        (n) To the best of Borrowers' knowledge, there is no provision in the articles of organization, agreement of association or the by-laws of the Borrower, or any indenture, contract or agreement to which it is a party or by which it is bound, which prohibits the execution and delivery of this Agreement or the performance by the Borrower of its obligations hereunder.

        (o) To the best of Borrowers' knowledge, no event has occurred and no condition exists, which, upon the execution and delivery of this Agreement would constitute a default or an Event of Default hereunder, which would have a material and adverse affect on the business or financial condition of the Borrower. To the best of Borrowers' knowledge, neither the nature of the Borrower or any of its business or properties, nor any relationships between the Borrower and any other person, nor any circumstances in connection with the execution or delivery of this Agreement, is such as to require a consent, approval, or authorization of or filing, registration, or qualification with, any governmental authority on the part of the Borrower as a condition of the execution and delivery of this Agreement or any other instrument, agreement or document contemplated hereby, or the performance by the Borrower of its obligations hereunder or thereunder.

        (p) The Borrower has no pension, profit sharing, stock option, Employee Stock Ownership Trust ("ESOT"), insurance or other similar plan providing for a program of deferred compensation or benefits for any employee or officer, except as indicated on Exhibit A hereto.

                                    SECTION 3

                              AFFIRMATIVE COVENANTS

        3.1 The Borrower will duly and punctually pay all interest and principal becoming due to the Bank and will duly and punctually perform all things on its part to be done or performed under this Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto.

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        3.2     The Borrower will, at all times, keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

        3.3 The Borrower will, at all reasonable times upon prior notice, make its books and records available, in its offices, for inspection, examination and copying by the Bank and the Bank's representatives and will, upon reasonable advance notice and at all reasonable times, permit inspection of its properties by the Bank and the Bank's representatives.

        3.4 The Borrower will, from time to time, furnish the Bank with such information and statements as the Bank may reasonably request and with copies of all financial statements and reports that it shall send or make available to its stockholders.

        3.5 GSI shall furnish the Bank quarterly, within sixty (60) days after the close of each fiscal quarter, a consolidated balance sheet and income and surplus statement reflecting the financial condition of GSI at the end of each such period and the results of its operation during each such period. Each statement shall also contain comparative statements for the same period during the prior fiscal year. Each balance sheet and income and surplus statement is to be certified by the President or Chief Financial Officer of GSI, such certification to state that such balance sheet and income and surplus statement fairly present the financial condition and the result of operations of GSI at the end of such period and during such period in accordance with generally accepted accounting principles consistently applied, subject, however, to ordinary year-end adjustments, none of which will be materially adverse to the business or financial condition of the Borrower.

        3.6 GSI shall furnish the Bank annually, within ninety (90) days after the close of each fiscal year, a balance sheet and income and surplus statement reflecting the financial condition of GSI at the end of each such fiscal year and the results of its operation during such fiscal year. Each such statement shall also contain comparative statements for the prior fiscal year. Each such balance sheet and income and surplus statement is to be audited by an independent certified public accountant satisfactory to the Bank with an audit quality statement to be issued by the accountant and signed by the President and/or Chief Financial Officer representing that neither the accounting firm nor the President and/or Chief Financial Officer of the Borrower is aware of any material modifications necessary to the financial statements for them to be in conformity with generally accepted accounting principles consistently applied.

        3.7 GSI will, on a quarterly basis, within sixty (60) days of the end of each fiscal quarter, deliver to the Bank certificates signed by its President or Chief Financial Officer (in the form of Exhibit B attached hereto) certifying that each such officer has reviewed the provisions of this Agreement (including, without limitation, the financial covenants contained in this Agreement, to the extent they are being tested at that time) and stating in his opinion, if such be the fact, that the Borrower has not been and is not in default as to any of the material covenants and agreements of the Borrower contained in this Agreement, or in the event of any such default, setting forth the details thereof.

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        3.8     The Borrower shall make its books and records available to the
Bank for audit at any time and from time to time at the Bank's discretion and upon reasonable notice and at the Borrower's expense.

        3.9 The Borrower will maintain its corporate existence in good standing, comply with all laws and regulations of the United States, of any state or states thereof, of any political subdivision thereof and of any governmental authority which may be applicable to the Borrower or to the Borrower's business.

        3.10 The Borrower will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it or payable by it at such times and in such manner to prevent any lien or charge from attaching to its properties. The provisions of this section, however, shall not preclude the Borrower from contesting in good faith and diligently prosecuting any such tax, provided, however, that the Borrower shall, upon request of the Bank, deposit with the Bank funds sufficient to discharge such tax in the event such contest is resolved against the Borrower. The Borrower shall not be in default under this Section by reason of the existence of a lien for taxes not then due.

        3.11 The Borrower will put and maintain its properties in good repair, working condition and order and, from time to time, make all needful and proper repairs, renewals and replacements.

        3.12 The Borrower will maintain insurance at all times covering such risks and in such amounts as the Bank may reasonably require in accordance with industry standards, all such insurance to be in such form and for such periods and written by such companies as shall be reasonably acceptable to the Bank.

        3.13 The Borrower will pay or reimburse the Bank, on demand, for all expenses (including, without limitation, reasonable counsel fees and expenses) incurred or paid by the Bank in connection with the preparation, amendment, interpretation, extension or negotiation of this Agreement, and any instrument, agreement or document to be delivered pursuant hereto; the enforcement by the Bank of its rights as against the Borrower or any other person primarily or secondarily liable to the Bank hereunder or thereunder; the administration, supervision, protection or realization on any Collateral held by the Bank as security for any obligation of the Borrower or any other person primarily or secondarily liable with respect thereto and in the defense of any action against the Bank with respect to its rights or liabilities hereunder or thereunder.

        3.14 To prevent any lien or charge from attaching to its properties, the Borrower will punctually and promptly make all payments and perform all other obligations which may be required of it with respect to any indebtedness (whether for money borrowed, goods purchased, services rendered or however such indebtedness may otherwise arise) owing to persons, firms or

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corporations other than the Bank, including, without limitation, indebtedness which may be secured by a security interest in assets of the Borrower or property of the Borrower, and all obligations under the terms of any lease in which the Borrower is the lessee. The provisions of this section shall not preclude the Borrower from contesting in good faith and diligently prosecuting any such indebtedness or obligation.

        3.15 The Borrower shall pay or cause to be paid when due all amounts necessary to fund in accordance with their terms all the Borrower's deferred compensation plans whether now in existence or hereafter created, and the Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

                                    SECTION 4

                               NEGATIVE COVENANTS

        4.1 The Borrower will not issue evidences of indebtedness or create, assume, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except for debt that is subordinated to the Loans to the Bank (the "Subordinated Debt"); provided, however, that the Borrower may incur liabilities which are incurred or arise in the ordinary course of the Borrower's business (other than liabilities incurred or arising with respect to money borrowed) and purchase money security interests in acquired assets and as reflected on Exhibit A.

        4.3 The Borrower will not merge or consolidate or be merged or consolidated with or into any other entity, without notifying the Bank of the same prior to the consummation of such transaction.

        4.5 Except as set forth on Exhibit A, the Borrower will not grant or suffer to exist any mortgage, pledge, title retention agreement, security interest, lien, charge or encumbrance with respect to the Pledged Collateral.

        4.7 (Minimum tangible net worth). GSI Lumonics Inc., the parent company of the Borrower, will not permit its consolidated tangible net worth to be less than $200,000,000.00 as at the end of each fiscal quarter.

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        The term "tangible net worth" shall mean stockholders' equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom: intangibles (as determined in accordance with such principles so applied).

        4.8 All accounting terms shall be construed and interpreted in accordance with generally accepted accounting principles consistently applied.

        4.9 The Borrower will not change its state of organization without notifying the Bank of such change, along with the new state of organization and organizational number (if any) within a period not to exceed thirty (30) days of such change.

                                    SECTION 5

                             SECURITY AND GUARANTIES

        5.1 The Bank shall have and hold as security for the repayment of the Loans and all other Liabilities of the Borrower to the Bank a Security Agreement (Pledged Collateral) executed by General Scanning (the "Pledge Agreement" or the "Collateral"). The Borrower will execute and deliver all agreements, instruments and documents, in form and substance satisfactory to the Bank, to establish, create and perfect the same.


                                    SECTION 6

                                     DEFAULT

        6.1 The occurrence of any of the following events (after the expiration of any applicable grace period) shall be an Event of Default hereunder:

        (a) The Borrower shall fail to pay any installment of principal or interest on account of the Loans, or any other Liabilities of Borrower to Bank when such payment is due or within ten (10) days of a written demand for a late payment.

        (b) The Borrower shall fail to observe or perform any material covenant or agreement contained in this Agreement or in any instrument, document or agreement between Borrower and Bank, whether now existing or hereafter arising and the expiration of ten (10) days from receipt of written notice of such failure, or failure to adhere to the financial covenants contained in
                Section 4 hereof (without any grace period).

        (c) Any warranty, representation or statement made or furnished to the Bank by or on behalf of the Borrower proves to have been false in any material respect when

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                made or furnished and has a material and adverse affect on the business or financial condition of the Borrower.

        (d) Any event which results in the acceleration of the maturity of the indebtedness of the Borrower to others in excess of $25,000.00 under any indenture, agreement, undertaking or otherwise.

        (e) Death, dissolution, termination of existence, insolvency, or business failure of the Borrower or any Guarantor.

        (f) The Borrower shall: (i) cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of the Borrower or of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced against the Borrower and continue undismissed for sixty (60) days; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the Borrower and remain unstayed and undismissed for sixty (60) days, be approved as properly instituted or result in adjudication of bankruptcy or insolvency. Upon the filing of any involuntary petition, Bank's agreement to consider making additional Loans hereunder shall terminate.

        (g) The occurrence of any event of material default under any agreement between Bank and the Borrower executed in conjunction herewith or instrument or paper given Bank by the Borrower in conjunction herewith, whether such agreement, instrument or paper now exists or hereafter arises provided the Bank has exercised its rights upon default under any such other agreement, instrument or paper.

        (h) The service of any process upon Bank seeking to attach by Trustee process any funds of the Borrower on deposit with Bank.

        6.2 Upon demand and the occurrence of any Section 6.1(a) Event of Default which has not been remedied, the Bank shall set off or otherwise take recourse first against the Collateral to satisfy such Default. Notwithstanding anything to the contrary in this Agreement or as permitted under common law, if the Collateral is adequate to satisfy such Event of Default, the Bank shall have no claim against the Borrower for such Event of Default and no right to cease making Loans to Borrower pursuant to Section 1.

        6.3 Upon demand and the occurrence of any Section 6.1 Event of Default, excluding Section 6.1(a) Events of Default, which has not been remedied, all Liabilities of the Borrower to

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the Bank shall, at the Bank's option upon notice and demand, and notwithstanding any terms of payment in any note or other instrument evidencing such Liabilities, become immediately due and payable, and any obligation of the Bank to consider making Loans pursuant to Section 1 shall terminate.

                                    SECTION 7

                                     NOTICE

        7.1 All notices and other communications hereunder shall be made by telegram, telex, electronic transmitter, overnight air courier, or certified or registered mail, return receipt requested, and shall be deemed to be received by the party to whom it was sent one (1) business day after sending, if sent by telegram, telex, electronic transmitter, or overnight air courier, and three (3) business days after mailing if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth at the beginning of this Agreement or to such other address as such party may designate for itself in a notice to the other party given in accordance with this section.

        7.2 The addresses to which such communications shall be sent are as follows:

        (a)     If intended for the Borrower, to:

                GSI Lumonics Corporation
                General Scanning, Inc.
                39 Manning Road
                Billerica, MA 01821
                Attn:  Thomas R. Swain, Chief Financial Officer

                with copies to:
                Eileen Casal, V.P. & General Counsel
                GSI Lumonics Inc.
                39 Manning Road
                Billerica, Mass.  01821


        (b)     If intended for the Bank, to:

                Fleet National Bank
                100 Federal Street, 7th Floor
                Boston, MA 02110
                Attn:  Thomas F. Brennan, Senior Vice President


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                with copies to:

                Brian T. Garrity, Esq.
                Ruberto, Israel & Weiner, P.C.
                100 North Washington Street
                Boston, MA 02114

        7.3 The addresses set forth herein may be changed by notice hereunder.

                                    SECTION 8

                                  MISCELLANEOUS

        8.1 The Borrower will from time to time execute and deliver to the Bank all such other and further instruments and documents and take or cause to be taken all such other and further action as the Bank may reasonably request in order to effect and confirm or vest more securely in the Bank all rights contemplated in this Agreement.

        8.2 The Borrower may take any action herein prohibited or omit to perform any act required to be performed by the Borrower if the Borrower shall obtain the Bank's prior written consent to each such action, or omission to act. No waiver on the Bank's part on any one occasion shall be deemed a waiver on any other occasion. The Bank shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the Bank.

        8.3 This Agreement may be amended only by an instrument in writing and duly signed by the Borrower and an authorized officer of the Bank.

        8.4 All covenants, agreements, representations and warranties contained in this Agreement shall bind the Borrower, its respective successors and assigns, and shall inure to the Bank's benefit and the benefit of the Bank's successors and assigns, whether expressed or not.

        8.5 Except as otherwise provided in Section 6.2, all rights of the Bank hereunder shall be cumulative. The Bank shall be required to take recourse against any Collateral before enforcing its rights or remedies against the Borrower or any Guarantor.

        8.6 If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

        8.7 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

        8.8     This Agreement shall take effect as an instrument under seal.

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        8.9     BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this Section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this Section in particular, and makes the above waiver knowingly, voluntarily and intentionally.

        8.10 Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts.

        8.11 The exhibits annexed hereto as Exhibit A and Exhibit B are the only exhibits to be annexed to this Agreement, and the material contained therein shall be incorporated herein.

        8.12 The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

WITNESS:                            GENERAL SCANNING, INC.
(For Borrower)

/s/ Eileen Casal                    By: /s/ Thomas R. Swain
Eileen Casal                            Thomas R. Swain, Treasurer

                                    GSI LUMONICS CORPORATION


                                    By: /s/ Thomas R. Swain
                                        Thomas R. Swain, Chief Financial Officer

WITNESS:                            FLEET NATIONAL BANK
(For Bank)

/s/ Brian T. Garrity                By: /s/ Thomas F. Brennan
Brian T. Garrity                        Thomas F. Brennan, Senior Vice President

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                                    EXHIBIT A

See Separate Exhibit A - consisting of 8 pages.

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

        General Scanning, Inc. and GSI Lumonics Corporation ("GSI") (each and together, the "Borrower") hereby certifies to Fleet National Bank ("Bank") pursuant to the Loan Agreement between Borrower and Bank dated June 28, 2002 as may be amended from time to time ("Loan Agreement"), that:

A.      General

        1. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

        2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

        3. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

        4. The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.      Financial Covenants

        As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with
Section 4 of the Loan Agreement are true and correct:

        (a)     Minimum Tangible Net Worth of GSI Lumonics Inc. as of March 31,
                2002:

                (i)     Stockholder's Equity            =       $

                (ii)    Intangible Assets               =       $

                (iii)   (i) minus (ii)                  =       $

Required:  Not less than $200,000,000.00 at the end of each fiscal quarter.

        IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on June 28, 2002.

                                    GSI LUMONICS CORPORATION


                                    By:/s/ Thomas R. Swain
                                        Thomas R. Swain, Chief Financial Officer